As filed with the Securities and Exchange Commission on January 23, 2004

Registration No. 333-_____

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTUIT INC.

(Exact Name of Intuit as Specified in Its Charter)

Delaware (State of Incorporation)	77-0034661 (I.R.S. Employer Identification No.)

2535 Garcia Avenue
Mountain View, California 94043
(Address of Principal Executive Offices)

Intuit Inc. 1996 Employee Stock Purchase Plan
(Full title of the Plan)

Nicholas J. Spaeth, Esq.
Intuit Inc.
2700 Coast Avenue
Mountain View, California 94043
(650) 944-6000
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of registration
to be registered	registered	offering price per share	aggregate offering price	fee

Common Stock, $0.01 par value	500,000 (1)	$49.445 (2)	$24,722,500 (2)	$2,000.05 (3)

(1)	Represents additional shares available for awards under INTUIT’S 1996 Employee Stock Purchase Plan, approved by stockholders on October 30, 2003.

(2)	The offering price information is estimated as of January 21, 2004, pursuant to Rules 457(c) and 457(h), under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

(3)	Fee calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement relates to 500,000 shares of Common Stock, $0.01 par value per share of Intuit Inc. (“Intuit”), reserved for issuance under the Intuit Inc. 1996 Employee Stock Purchase Plan (the “Plan”). The contents of the following Form S-8 registration statements related to the Plan are incorporated into this Registration Statement by reference, except as set forth below. All share amounts have been adjusted to reflect stock splits.

Dated Filed	File No.	Shares

November 26, 1996	333-16829	900,000
January 30, 1998	333-45285	600,000
January 25, 1999	333-71103	900,000
December 12, 1999	333-92513	400,000
December 12, 2000	333-51692	400,000
January 24, 2002	333-81328	600,000
December 26, 2002	333-102213	1,100,000

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     Intuit incorporates into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)	Intuit’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the latest prospectus filed by Intuit pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for Intuit’s latest fiscal year for which such statements have been filed.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Intuit’s annual report or prospectus referred to in (a) above.

(c)	The description of Intuit’s Common Stock contained in Intuit’s registration statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by Intuit pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 5. NAMED EXPERTS; INTERESTS OF NAMED COUNSEL

     Ernst & Young LLP, independent auditors, have audited Intuit’s consolidated financial statements and schedule appearing in Intuit’s Annual Report on Form 10-K for the year ended July 31, 2003, as set forth in their report, which is incorporated into this Registration Statement by reference. Intuit is incorporating such consolidated financial statements and schedule into this Registration Statement by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

     Nicholas J. Spaeth, Esq., Senior Vice President, General Counsel and Secretary of Intuit, will pass upon the validity of the issuance of the shares of Common Stock offered by this Registration Statement. As of December 31, 2003, Mr. Spaeth held no shares of Intuit’s common stock and held options to purchase 200,000 shares of Common Stock (of which no shares are exercisable within the next 60 days).

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, Intuit’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, Intuit’s Bylaws provide that:

•	Intuit is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of Intuit) at Intuit’s request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary;

•	Intuit may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law;

•	Intuit is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom Intuit brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);

•	the rights conferred in the Bylaws are not exclusive, and Intuit is authorized to enter into indemnification agreements with its directors, officers and employees; and

•	Intuit may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

     Intuit’s policy is to enter into indemnity agreements with each of its and its subsidiaries’ directors and officers. The agreements provide that Intuit will indemnify its directors and officers under Section 145 of the Delaware General Corporation Law and the Bylaws. In addition, the indemnity agreements provide that Intuit will advance expenses (including attorney’s fees) and settlement amounts paid or incurred by the directors and officers in any action or proceeding, including any derivative action by or in the right of Intuit, on account of their services as directors or officers of Intuit or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of Intuit. Intuit will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by Intuit’s Board of Directors or brought to enforce a right to indemnification under the Indemnity Agreement, Intuit’s Bylaws or any statute or law. Under the agreements, Intuit is not obligated to indemnify the indemnified party:

•	for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous;

•	for any amounts paid in settlement of a proceeding unless Intuit consents to such settlement;

•	with respect to any proceeding brought by Intuit against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous;

•	on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Intuit pursuant to the provisions of Section 16(b) of the Exchange Act and related laws;

•	on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; or

•	if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnification provision in the Bylaws, and the indemnity agreements entered into between Intuit and its directors and executive officers, may be sufficiently broad to permit indemnification of Intuit’s officers and directors for liabilities arising under the Securities Act.

     The indemnity agreements with Intuit’s officers and directors require Intuit to maintain director and officer liability insurance to the extent reasonably available. Intuit currently maintains a director and officer liability insurance policy.

ITEM 8. EXHIBITS.

Filed
Exhibit		with this	Incorporated By Reference
No.	Exhibit Description	Form S-8	Form	File No.	Date Filed
4.01	Intuit Inc. 1996 Employee Stock Purchase Plan, as amended through October 30, 2003		10-Q	—	12/05/03
4.02	Intuit’s Restated Certificate of Incorporation, dated January 19, 2000		10-Q	—	06/14/00
4.03	Third Amended and Restated Rights Agreement, dated January 30, 2003		8-A/A	000-21180	02/18/03
4.04	Intuit’s Amended and Restated Bylaws, dated May 1, 2002		10-Q	—	05/31/02
4.05	Form of Specimen Stock Certificate for Intuit’s Common Stock		10-K	—	09/25/02
4.06	Form of Right Certificate for Series B Junior Participating Preferred Stock		8-A/A	000-21180	02/18/03
5.01	Opinion of Counsel	X
23.01	Consent of Counsel (included in Exhibit 5.01)	X
23.02	Consent of Ernst & Young LLP, Independent Auditors	X
24.01	Power of Attorney (see page 7)	X

ITEM 9. UNDERTAKINGS

Intuit hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

Intuit hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Intuit’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Intuit pursuant to the provisions described in Item 6 hereof, or otherwise, Intuit has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Intuit of expenses incurred or paid by a director, officer or controlling person of Intuit in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, Intuit will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, Intuit certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on January 23, 2004.

INTUIT INC.

By:	/s/ ROBERT B. HENSKE

Robert B. Henske
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

     By signing this Form S-8 below, I hereby appoint each of Stephen M. Bennett and Robert B. Henske as my true and lawful attorneys-in-fact and agents, in my name, place and stead, to sign any and all amendments (including post-effective amendments) to this Form S-8 registration statement on my behalf, and to file this Form S-8 registration statement (including all exhibits and other documents related to the Form S-8 registration statement) with the Securities and Exchange Commission. I authorize each of my attorneys-in-fact to (1) appoint a substitute attorney-in-fact for himself and (2) perform any actions that he believes are necessary or appropriate to carry out the intention and purpose of this Power of Attorney. I ratify and confirm all lawful actions taken directly or indirectly by my attorneys-in-fact and by any properly appointed substitute attorneys-in-fact. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ STEPHEN M. BENNETT Stephen M. Bennett	Chief Executive Officer, President and Director	January 23, 2004

Principal Financial Officer and Principal Accounting Officer:

/s/ ROBERT B. HENSKE Robert B. Henske	Senior Vice President and Chief Financial Officer	January 23, 2004

Additional Directors:

/s/ CHRISTOPHER W. BRODY Christopher W. Brody	Director	January 23, 2004

/s/ WILLIAM V. CAMPBELL William V. Campbell	Director	January 23, 2004

/s/ SCOTT D. COOK Scott D. Cook	Director	January 23, 2004

/s/ L. JOHN DOERR L. John Doerr	Director	January 23, 2004

/s/ DONNA L. DUBINSKY Donna L. Dubinsky	Director	January 23, 2004

/s/ MICHAEL R. HALLMAN Michael R. Hallman	Director	January 23, 2004

Stratton D. Sclavos	Director	January , 2004

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

5.01	Opinion of Counsel
23.01	Consent of Counsel (included in Exhibit 5.01).
23.02	Consent of Ernst & Young LLP, Independent Auditors
24.01	Power of Attorney (see page 7).